UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

August 30, 2006
Date of Report
(Date of earliest event reported)

SYNTHETECH, INC.
(Exact name of registrant as specified in its charter)

Oregon	000-12992	84-0845771
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1290 Industrial Way, P.O. Box 646, Albany Oregon 97321
(Address of principal executive offices) (Zip Code)

(541) 967-6575
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On August 30, 2006, Synthetech, Inc. entered into an employment agreement with Dr. Gregory Robert Hahn pursuant to which Dr. Hahn will begin serving as Synthetech's President and Chief Operating Officer no later than October 1, 2006. The employment agreement has a three-year term and automatically renews for additional two-year terms thereafter unless terminated by either party.

Under the terms of the employment agreement, Dr. Hahn will receive an initial annual base salary of $190,000 and is eligible to receive an annual performance bonus of up to 45% of his base salary, subject to the achievement of objectives to be established by the Compensation Committee of Synthetech's Board of Directors and provided that in the case of exceptional performance, as determined by the Compensation Committee in its sole discretion, a bonus of greater than 45% may be awarded. Dr Hahn will receive a signing bonus of $76,758, with $35,000 to be paid upon the first date of his employment, $21,000 to be paid six months thereafter and the remaining $20,858 to be paid on the first anniversary of the first date of Dr. Hahn’s employment.

Following his commencement of employment, Dr. Hahn will receive an option to purchase 300,000 shares of Synthetech's common stock at the fair market value of the common stock on the grant date, with 100,000 of the option shares to be fully vested on the grant date and 100,000 of the option shares to vest on each of the first and second anniversaries of the grant date. Dr. Hahn will also receive fringe benefits, including an automobile for his use during his employment, reimbursement of moving expenses, payment of expenses incurred for temporary accommodation in connection with his relocation to Oregon until the later of August 2007 or the first anniversary of his first date of employment, payment of expenses related to his commute between his current residence and Oregon prior to his relocation to Oregon, a life insurance policy in the aggregate amount of $190,000 and other benefits generally available to Synthetech's officers and employees or specifically provided for Dr. Hahn.

If Synthetech terminates Dr. Hahn's employment without cause (as defined in the employment agreement), if Dr. Hahn terminates his employment with good reason (as defined in the agreement) or if Dr. Hahn's employment is terminated upon a change in control of Synthetech, Dr. Hahn is entitled to receive severance payments equal to (a) $570,000, if the termination occurs prior to the first anniversary of the commencement of employment, or (b) 200% of his base salary, if the termination occurs after the first anniversary of the commencement of employment. Upon any of these terminations, Dr. Hahn will also receive any unpaid base salary, benefits and bonuses, including the full amount of the signing bonus described above.

The employment agreement also includes noncompetition, nonsolicitation, confidentiality and intellectual property assignment covenants by Dr. Hahn in favor of Synthetech.

The employment agreement also obligates Synthetech to indemnify Dr. Hahn against any liability he may incur by reason of his serving as an officer of Synthetech.

A copy of the employment agreement is filed as an exhibit to this Form 8-K and is incorporated into this Item 1.01 by this reference.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICER; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Departure of Principal Officer

M. "Sreeni" Sreenivasan will be replaced as President by Dr. Hahn upon Dr. Hahn's commencement of employment. Mr. Sreenivasan will remain Chief Executive Officer until his retirement on October 31, 2006, at which point, Dr. Daniel T. Fagan, Chairman of Synthetech's Board of Directors will become Chief Executive Officer.

Appointment of Principal Officer

Since 1999, Dr. Hahn has worked for the FMC Corporation and most recently has been Organics Global Business Director for its Lithium Division, based in Charlotte, NC. His experience previous to FMC was as Vice President, Sales, at Sigma Aldrich Fine Chemicals, St. Louis, MO and as Marketing and Development Manager at Koch Chemical Company, Corpus Christi, TX. Dr. Hahn received his Bachelor of Science in Chemistry from Pacific Lutheran University, Tacoma, WA and his Doctor of Philosophy, Organic Chemistry from the University of California, Davis.

The information set forth in Item 1.01 of this report is incorporated into this Item 5.02 by this reference.

The press release announcing Dr. Hahn’s appointment and Mr. Sreenivasan’s retirement is filed as an exhibit to this Form 8-K and is incorporated into this Item 5.02 by this reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

Exhibit No.	Description
10.1	Employment Agreement dated August 30, 2006 between Synthetech, Inc. and Dr. Gregory Robert Hahn.
99.1	Press Release of Synthetech, Inc. dated September 5, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 6, 2006

    By:  /s/  Gary Weber
                                                Gary Weber
                                                Vice President Finance and Administration,
                                                Chief Financial Officer, Secretary and
                                                Treasurer